SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                                (Amendment No. 4)

                        Nobel Learning Communities, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    654889104
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                December 31, 2006
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



        Check the appropriate box to designate the rule pursuant to which this
        Schedule is filed:


        [ ] RULE 13d-1(b)
        [X] RULE 13d-1(c)
        [ ] RULE 13d-1(d)

CUSIP NO. 654889104                                                 Page 2 of 12
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1)   Name And I.R.S. Identification No. Of Reporting Person
     Wynnefield Partners Small Cap Value, L.P.I 13-3953291
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
      NUMBER OF SHARES            5)  Sole Voting Power:
     BENEFICIALLY OWNED               411,550 Shares
     BY EACH REPORTING           -----------------------------------------------
        PERSON WITH               6)  Shared Voting Power
                                 -----------------------------------------------
                                  7)  Sole Dispositive Power:
                                      411,550 Shares
                                 -----------------------------------------------
                                  8)  Shared Dispositive Power
--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     411,550 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9):
     4.3 % of Common Stock
--------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

CUSIP NO. 654889104                                                 Page 3 of 12
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1)   Name And I.R.S. Identification No. Of Reporting Person (entities only)
     Wynnefield Partners Small Cap Value, L.P. 13-3688497
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
      NUMBER OF SHARES            5)  Sole Voting Power:
     BENEFICIALLY OWNED               360,750 Shares
     BY EACH REPORTING           -----------------------------------------------
        PERSON WITH               6)  Shared Voting Power
                                 -----------------------------------------------
                                  7)  Sole Dispositive Power:
                                      360,750 Shares
                                 -----------------------------------------------
                                  8)  Shared Dispositive Power
--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     360,750 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9):
     3.7 % of Common Stock
--------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

CUSIP NO. 654889104                                                 Page 4 of 12
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1)   Name And I.R.S. Identification No. Of Reporting Person Wynnefield
     Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship Or Place Of Organization:   Cayman Islands
--------------------------------------------------------------------------------
      NUMBER OF SHARES            5)  Sole Voting Power:
     BENEFICIALLY OWNED               294,900 Shares
     BY EACH REPORTING           -----------------------------------------------
        PERSON WITH              6)   Shared Voting Power
                                 -----------------------------------------------
                                 7)   Sole Dispositive Power:
                                      294,900 Shares
                                 -----------------------------------------------
                                 8)   Shared Dispositive Power
--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     294,900 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9):
     3.1 % of Common Stock
--------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------


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CUSIP NO. 654889104                                                 Page 5 of 12
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1)   Name And I.R.S. Identification No. Of Reporting Person (entities only)
     Channel Partnership II, L.P. 22-3215653
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship Or Place Of Organization:    New York
--------------------------------------------------------------------------------
          NUMBER OF SHARES        5)  Sole Voting Power:
         BENEFICIALLY OWNED           19,200 Shares
         BY EACH REPORTING       -----------------------------------------------
            PERSON WITH           6)  Shared Voting Power
                                 -----------------------------------------------
                                  7)  Sole Dispositive Power:
                                      19,200 Shares
                                 -----------------------------------------------
                                  8)  Shared Dispositive Power
--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     19,200 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9):
     0.2 % of Common Stock
--------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

CUSIP NO. 654889104                                                 Page 6 of 12
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1)   Name And I.R.S. Identification No. Of Reporting Person (entities only)
     Wynnefield Capital Management, LLC 13-4018186
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship Or Place Of Organization:             New York
--------------------------------------------------------------------------------
          NUMBER OF SHARES        5)  Sole Voting Power:
         BENEFICIALLY OWNED           772,300 Shares (1)
         BY EACH REPORTING       -----------------------------------------------
            PERSON WITH           6)  Shared Voting Power
                                 -----------------------------------------------
                                  7)  Sole Dispositive Power:
                                      772,300 Shares (1)
                                 -----------------------------------------------
                                  8)  Shared Dispositive Power
--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     772,300 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9):
     8.0 % of Common Stock (1)
--------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions) OO (Limited Liability
     Company)
--------------------------------------------------------------------------------
(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners
     Small Cap Value, L.P. I.

CUSIP NO. 654889104                                                 Page 7 of 12
--------------------------------------------------------------------------------
1) Name And I.R.S. Identification No. Of Reporting Person (entities only) Wynnefield Capital, Inc. (No IRS Identification No.)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship Or Place Of Organization:             Cayman Islands
--------------------------------------------------------------------------------
          NUMBER OF SHARES        5)  Sole Voting Power:
         BENEFICIALLY OWNED           294,900 Shares (1)
         BY EACH REPORTING       -----------------------------------------------
            PERSON WITH            6)  Shared Voting Power
                                 -----------------------------------------------
                                   7)  Sole Dispositive Power:
                                       294,900 Shares (1)
                                 -----------------------------------------------
                                   8)  Shared Dispositive Power
--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     294,900 Shares (1)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9):
     3.1 % of Common Stock (1)
--------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------
(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small
     Cap Value Offshore Fund, Ltd.

CUSIP NO. 654889104                                                 Page 8 of 12
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1)   Name And I.R.S. Identification No. Of Reporting Person
     Wynnefield Capital, Inc. Profit Sharing and Money Purchase Plans, Inc. 13-3873998
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship Or Place Of Organization:             Cayman Islands
--------------------------------------------------------------------------------
      NUMBER OF SHARES            5)  Sole Voting Power:
     BENEFICIALLY OWNED               16,900 Shares
     BY EACH REPORTING           -----------------------------------------------
        PERSON WITH               6)  Shared Voting Power
                                 -----------------------------------------------
                                  7)  Sole Dispositive Power:
                                      16,900 Shares
                                 -----------------------------------------------
                                  8)  Shared Dispositive Power
--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person: 16,900
     Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9):
     0.2 % of Common Stock
--------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions) CO
--------------------------------------------------------------------------------

CUSIP NO. 654889104                                                 Page 9 of 12

1) Name And I.R.S. Identification No. Of Reporting Person (entities only) Nelson Obus
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)
     (b) [X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship Or Place Of Organization:     United States of America
--------------------------------------------------------------------------------
          NUMBER OF SHARES        5)  Sole Voting Power:
         BENEFICIALLY OWNED           36,100 Shares (1)(2)
         BY EACH REPORTING       -----------------------------------------------
            PERSON WITH           6)  Shared Voting Power

                                  7)  Sole Dispositive Power:
                                      36,100 Shares (1)(2)

                                  8)  Shared Dispositive Power
--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     36,100 (1)(2)
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount in Row (9): 0.4 % of Common
     Stock (1)(2)
--------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions) IN
--------------------------------------------------------------------------------
(1) Nelson Obus, as general partner of Channel Partnership II, L.P. holds an indirect beneficial interest in 19,200 of these shares which are directly beneficially owned by Channel Partnership II, L.P.

(2) Nelson Obus has the power to vote and dispose of the securities owned by the Wynnefield Capital, Inc. Profit Sharing and Money Purchase Plans, Inc. and accordingly holds an indirect beneficial interest in 16,900 of these shares which are directly beneficially owned by the Wynnefield Capital, Inc. Profit Sharing and Money Purchase Plans, Inc.

ITEM 1(a).    Name of Issuer:
     Nobel Learning Communities, Inc.

ITEM 1(b).    Address of Issuer's Principal Executive Offices:
     1615 West Chester Pike, West Chester, PA  19382
     ---------------------------------------------------------------------------
ITEM 2(a).    Names of Persons Filing:
     Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
     ---------------------------------------------------------------------------
     Wynnefield Partners Small Cap Value, L.P. ("Partners")
     ---------------------------------------------------------------------------
     Wynnefield Partners Small Cap Offshore Fund, Ltd. ("Fund")
     ---------------------------------------------------------------------------
     Channel Partnership II, L.P. ("Channel")
     ---------------------------------------------------------------------------
     Wynnefield Capital Management, LLC ("WCM")
     ---------------------------------------------------------------------------
     Wynnefield Capital, Inc. ("WCI")
     ---------------------------------------------------------------------------
     Wynnefield Capital, Inc. Profit Sharing and
     ---------------------------------------------------------------------------
     Money Purchase Plans, Inc. ("Plan")
     ---------------------------------------------------------------------------
     Nelson Obus ("Obus")
     ---------------------------------------------------------------------------

ITEM 2(b).    Address of Principal Business Office Or, If None, Residence:
     450 Seventh Avenue, Suite 509, New York, New York 10123
     ---------------------------------------------------------------------------
ITEM 2(c).    Citizenship:
     Partners and Partners I are Delaware Limited Partnerships
     ---------------------------------------------------------------------------
     Fund and WCI are Cayman Islands Companies
     ---------------------------------------------------------------------------
     WCM is a New York Limited Liability Company
     ---------------------------------------------------------------------------
     Channel is a New York Limited Partnership
     ---------------------------------------------------------------------------
     The Plan is a New York corporation
     ---------------------------------------------------------------------------
     Obus is a citizen of the United States of America
     ---------------------------------------------------------------------------

ITEM 2(d).    Title of Class of Securities:
     Common Stock, $.001 Par Value Per Share
     ---------------------------------------------------------------------------
ITEM 2(e).    CUSIP Number: 654889104

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:
              None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.       Ownership:
(a)  Amount beneficially owned by all reporting persons: 1,103,300 Shares
(b)  Percent of class: 11.4 % of Common Stock
(c)  Number of shares as to which the reporting persons have:
          (i)      sole power to vote or to direct the vote:
                         1,103,300 Shares
          (ii)     shared power to vote or to direct the vote (

          (iii)    sole power to dispose or to direct the disposition:
                         1,103,300 Shares
          (iv)     shared power to dispose or to direct the disposition

ITEM 5.   Ownership of five percent or less of a class.
     Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
     Not applicable.

ITEM 8. Identification and classification of members of the group. None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.   Notice of dissolution of group.
     Not applicable.

ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   February 14, 2007
                             WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                             By:  Wynnefield Capital Management, LLC,
                                  General Partner

                                  By:
                                     /s/ Nelson Obus
                                     -------------------------------------------
                                     Nelson Obus, Managing Member

                             WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                             By:  Wynnefield Capital Management, LLC,
                                  General Partner

                                  By:
                                     /s/ Nelson Obus
                                     -------------------------------------------
                                     Nelson Obus, Managing Member

                             WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                             By:  Wynnefield Capital, Inc.
                                  By:
                                     /s/ Nelson Obus
                                     -------------------------------------------
                                     Nelson Obus, President

                             CHANNEL PARTNERSHIP II, L.P.

                             By:
                                  /s/ Nelson Obus
                                  ----------------------------------------------
                                  Nelson Obus, General Partner

                             /s/ Nelson Obus
                             ---------------------------------------------------
                             Nelson Obus, Individually

                             WYNNEFIELD CAPITAL MANAGEMENT, LLC

                             By:
                                  /s/ Nelson Obus
                                  ----------------------------------------------
                                  Nelson Obus, Managing Member

                             WYNNEFIELD CAPITAL, INC.

                             By:
                                  /s/ Nelson Obus
                                  ----------------------------------------------
                                  Nelson Obus, President

                             WYNNEFIELD CAPITAL, INC. PROFIT SHARING AND MONEY PURCHASE PLANS,INC.

                             By:
                                  /s/ Nelson Obus
                                  ----------------------------------------------
                                  Nelson Obus